Exhibit 3.1




                           CERTIFICATE OF FORMATION
                                      OF
                               IOS CAPITAL, LLC


          This Certificate of Formation is being filed for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ss.ss. 18-101 et seq. (the "Delaware LLC Act").

          The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

          1. Name. The name of the limited liability company is IOS Capital, LLC (the "Company").

          2. Registered Office and Registered Agent. The Company's registered office in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process on the Company in the State of Delaware at such address is The Corporation Trust Company.

          3. Conversion. The Company is being converted from IOS Capital, Inc., a Delaware corporation (the "Corporation"), to a Delaware limited liability company pursuant to Section 18-214 of the Delaware LLC Act. The Company shall constitute a continuation of the existence of the Corporation in the form of a Delaware limited liability company.

          4. Effective Time. This Certificate of Formation shall be effective as of January 11, 2002 at 12:01 a.m., simultaneously with the effectiveness of the Certificate of Conversion to Limited Liability Company converting the Corporation to the Company.

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of January 10, 2002.




                                                 JACK QUINN
                                                 -------------------------------
                                                 An Authorized Person
                                                 Jack Quinn